Exhibit 99.1

For Immediate Release

BofI Holding, Inc. Announces Third Quarter Net Income of $5.3 Million

SAN DIEGO, CA – (MARKETWIRE) – May 5, 2011 — BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent of Bank of Internet USA (the “Bank”), today announced financial results for the third quarter of its 2011 fiscal year which ended March 31, 2011. BofI net income was $5,275,000 for the three months ended March 31, 2011 compared to $7,175,000 earned for the three months ended March 31, 2010. Excluding the after-tax impact of gains and losses related to investment securities, net income for the quarter ended March 31, 2011 would have been $4,453,000, up $105,000, or 2.4% compared to adjusted net income of $4,348,000 for the quarter ended March 31, 2010. The increase in earnings after excluding investment securities activities was primarily the result of increased net interest income. The average balance of interest-earning assets for the quarter ended March 31, 2011 increased $324.3 million to $1,648.4 million compared to the average balance for the third quarter last year of $1,324.1 million. Leading the growth of Bank assets was the loan portfolio average balance which increased $374.6 million this quarter compared to the average balance for the quarter ended March 31, 2010. Earnings attributable to BofI’s common stockholders were $5,198,000 or $0.48 per diluted share for the current quarter, compared to $7,002,000 or $0.77 per diluted share for the quarter ended March 31, 2010.

For the nine months ended March 31, 2011, net income was $15,036,000 compared to net income of $16,431,000 for the nine months ended March 31, 2010. Net income attributable to common stockholders was $14,804,000 or $1.37 per diluted share compared to net income of $15,912,000 or $1.79 per diluted share for the nine months ended March 31, 2011 and 2010, respectively.

“Our loan portfolio is growing at an annualized rate of 113.8% and driving our earnings growth,” said Greg Garrabrants, President and Chief Executive Officer. “Our multifamily and single family portfolio businesses combined to originate $152.3 million, up 7.4% from the $141.8 million originated last quarter and up 127.3% over the $67.0 million originated in the quarter ended September 30, 2010. The net interest margin for the third quarter ended March 31, 2011 was 3.71%, about even with last quarter’s 3.72%.”

“Our single and multifamily portfolio lending products are leading our high-quality asset growth at attractive spreads. One of our strengths as a banking franchise has been asset quality and I am particularly proud to report that our strong non-performing loan percentage got stronger this quarter, improving to 94 basis points at March 31, 2011, down from 164 basis points at December 31, 2010.”

Other Highlights:

•	Deposits grew by $297.6 million, or 30.7% compared to deposits at March 31, 2010

•	Asset quality remains strong with total non-performing assets equal to 1.11% of total assets at March 31, 2011

•	Tangible book value increased to $13.25 per share, up $1.36 compared to the tangible book value at March 31, 2010

•	Total assets reached $1,736.2 million up 23.9% compared to total assets at March 31, 2010

Quarter Earnings Summary

For the three months ended March 31, 2011, net income was $5,275,000 compared to net income of $7,175,000 for the three months ended March 31, 2010. Net income attributable to common stock holders was $5,198,000 or $0.48 per diluted share compared to net income of $7,002,000 or $0.77 per diluted share for the three months ended March 31, 2011 and 2010, respectively.

Net interest income increased $2,694,000 in the quarter ended March 31, 2011 due to a 24.5% increase in average earning assets arising primarily from loan originations and loan pool purchases. Our net interest margin decreased 10 basis points to 3.71% for the quarter ended March 31, 2011 compared to 3.81% for the quarter ended March 31, 2010. The year-over-year decrease in the net interest margin was the result of declines in loans and securities yields, partially offset by declines in deposit and borrowing rates. The loan loss provision was $1,150,000 and $1,250,000 for the quarters ended March 31, 2011 and March 31, 2010, respectively. Year-over-year, there was little change in the loan loss provisions for the quarter as charge-offs remained relatively flat.

Non-interest income was $1.9 million for the three months ended March 31, 2011 and included $1,478,000 in gains on sales of securities during the quarter, $444,000 in mortgage banking revenue and an other-than-temporary impairment (OTTI) loss of $173,000. The non-interest income for the three months ended March 31, 2010 was primarily the result of gains on sales of securities of $5.9 million, $662,000 in mortgage banking revenue and an OTTI loss of $535,000.

Non-interest expense, or operating expense, which is comprised primarily of compensation, data processing and internet expenses, occupancy and other operating expenses, was $7.4 million for the three months ended March 31, 2011, up from $4.7 million for the three months ended March 31, 2010.

Expenses for total salaries, benefits and stock-based compensation increased to $3,833,000 for the quarter ended March 31, 2011 compared to $1,858,000 for the quarter ended March 31, 2010. Of the increase in total compensation expense, 18% was attributable to mortgage origination commissions paid to employees, 29% was attributable to additional staffing in mortgage lending units, and 53% related to all other staffing costs. The Bank’s staff increased from 76 to 170 full-time equivalent employees between March 31, 2010 and 2011. Professional services, which include accounting and legal fees, increased $147,000 for the quarter ended March 31, 2011, compared to the quarter ended March 31, 2010. The increase in professional services was primarily due to legal fees for loan acquisition contracts and foreclosed assets. Advertising and promotional expense increased $143,000 for the three-month ended March 31, 2011 compared to March 31, 2010 due to increases in lead acquisitions for our single family loan origination programs and increased advertising for our multifamily origination program. The costs and losses associated with the maintenance and sale of the real estate owned (“REOs”) and repossessed RVs decreased $141,000 for the three-month period ending March 31, 2011 compared to the three-month period ended 2010. There are various factors attributable to the cost and losses associated with REOs, such as the number of REO or repossessed assets at any given time, the length of time we hold the assets, and changes in market values in local areas where the assets are held. The cost of our FDIC and OTS standard regulatory charges increased $125,000 this quarter due to higher average deposit and borrowing balances for the period ended March 31, 2011. Other general and administrative expense increased $173,000 for the quarter ended March 31, 2011 compared to the quarter ended March 31, 2010, primarily due to additional costs resulting from increases in loan volumes and increases in the number of Bank customers and the number of employees.

Balance Sheet Summary

Our total assets increased $315.1 million, or 22.2%, to $1,736.2 million, as of March 31, 2011, up from $1,421.1 million at June 30, 2010. The increase in total assets was primarily due to a net increase of $338.9 million in loans held for investment. Total liabilities increased $302.7 million, primarily due to an increase in deposits of $297.6 million and an increase of $3.0 million in borrowings from the Federal Home Loan Bank of San Francisco. Our deferred income taxes increased $4.4 million, or 69.4% to $10.5 million primarily due to mark-to-market entries associated with our securities portfolio, loan loss provisions, and stock award expenses.

Conference Call

A conference call and webcast will be held on Thursday, May 5, 2011 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 888-500-6951, conference ID # 6586111; international callers should dial: 719-325-2113, using the same conference ID number. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI’s website for 30 days.

About BofI Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. (NASDAQ:BOFI) is the holding company for Bank of Internet USA, a nationwide savings bank that operates primarily through the Internet. The Bank provides a variety of consumer and wholesale banking services, focusing on gathering retail deposits over the Internet, and originating and purchasing single and multifamily mortgage loans, and purchasing mortgage-backed securities. BofI operates its Internet-based bank from a single location in San Diego, California. For more information on Bank of Internet USA, please visit http://www.bankofinternet.com.

For up-to-date company information and facts and figures about BofI Holding, Inc. visit www.bofiholding.com or contact Greg Garrabrants, President and Chief Executive officer, at (858) 350-6203 or email greg.garrabrants@bankofinternet.com

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as BofI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to execute our business plans, the impact on our business of further declines in the economy or potential legislative and regulatory reforms, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our filings with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. BofI does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

BofI HOLDING, INC. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands)

	March 31, 2011	June 30, 2010	March 31, 2010
Selected Balance Sheet Data:
Total assets	$1,736,178	$1,421,081	$1,401,143
Loans - net of allowance for loan losses	1,113,813	774,899	750,118
Loans held for sale	3,652	5,511	5,326
Allowance for loan losses	6,892	5,893	5,610
Securities - trading	4,469	4,402	4,416
Securities - available for sale	158,983	242,430	248,029
Securities - held to maturity	381,711	320,807	332,841
Total deposits	1,265,797	968,180	970,375
Securities sold under agreements to repurchase	130,000	130,000	130,000
Advances from the FHLB	186,000	182,999	181,995
Subordinated debentures	5,155	5,155	5,155
Total stockholders’ equity	142,184	129,808	108,483

BofI HOLDING, INC. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	At or for the Three Months Ended March 31,		At or for the Nine Months Ended March 31,
	2011	2010	2011	2010
Selected Income Statement Data:
Interest and dividend income	$23,928	$21,207	$67,603	$64,850
Interest expense	8,625	8,598	25,503	26,700

Net interest income	15,303	12,609	42,100	38,150
Provision for loan losses	1,150	1,250	4,350	4,850

Net interest income after provision for loan losses	14,153	11,359	37,750	33,300
Non-interest income (loss)	1,924	5,675	5,973	7,417
Non-interest expense	7,429	4,705	18,868	12,474

Income before income tax expense	8,648	12,329	24,855	28,243
Income tax expense	3,373	5,154	9,819	11,812

Net income	$5,275	$7,175	$15,036	$16,431

Net income attributable to common stock	$5,198	$7,002	$14,804	$15,912
Per Share Data:
Net income:
Basic	$0.48	$0.82	$1.38	$1.89
Diluted	$0.48	$0.77	$1.37	$1.79
Book value per common share	$13.25	$11.89	$13.25	$11.89
Tangible book value per common share	$13.25	$11.89	$13.25	$11.89
Weighted average number of shares outstanding:
Basic	10,816,911	8,523,211	10,698,405	8,402,465
Diluted	10,923,855	9,185,994	10,799,769	9,031,298
Common shares outstanding at end of period	10,351,831	8,293,683	10,351,831	8,293,683
Common shares issued at end of period	11,003,606	5,915,913	11,003,606	5,915,913
Performance Ratios and Other Data:
Loan originations for investment	$152,290	$6,671	$361,126	$41,754
Loan originations for sale	23,306	34,669	162,991	90,360
Loan purchases	6,922	100,095	110,982	156,059
Return on average assets	1.25%	2.11%	1.28%	1.64%
Return on average stockholders’ equity	15.35%	28.40%	15.02%	23.74%
Interest rate spread[1]	3.56%	3.63%	3.48%	3.73%
Net interest margin[2]	3.71%	3.81%	3.66%	3.90%
Efficiency ratio	43.12%	25.73%	39.25%	27.38%
Capital Ratios:
Equity to assets at end of period	8.19%	7.74%	8.19%	7.74%
Tier 1 leverage (core) capital to adjusted tangible assets [3,4]	8.11%	8.13%	8.11%	8.13%
Tier 1 risk-based capital ratio [3,4]	12.97%	13.47%	12.97%	13.47%
Total risk-based capital ratio [3,4]	13.61%	14.13%	13.61%	14.13%
Tangible capital to tangible assets [3,4]	8.11%	8.13%	8.11%	8.13%
Asset Quality Ratios:
Net annualized charge-offs to average loans outstanding	0.43%	0.64%	0.51%	0.83%
Nonperforming loans to total loans	0.94%	1.34%	0.94%	1.34%
Nonperforming assets to total assets	1.11%	0.97%	1.11%	0.97%
Allowance for loan losses to total loans at end of period	0.61%	0.74%	0.61%	0.74%
Allowance for loan losses to nonperforming loans	64.93%	54.96%	64.93%	54.96%

[1]	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
[2]	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
[3]	Reflects regulatory capital ratios of Bank of Internet USA only.
[4]

The Bank’s Ratios for Tier 1 Capital to assets, Tier 1 Capital to risk-weighted assets and Total Capital to risk-weighted assets at March 31, 2010 were reduced from 8.43% to 8.13%, 17.26% to 13.47% and 18.08% to 14.13%, respectively to reflect consolidation of the BIRT Re-securitization trust at the Bank level. Previously, the BIRT Re-securitization trust was consolidated into BofI Holding, Inc. parent of the Bank.